Exhibit 4.1

AVALONBAY COMMUNITIES, INC.

Issuer

to

THE BANK OF NEW YORK MELLON

Trustee

First Supplemental Indenture

Dated as of March 26, 2018

FIRST SUPPLEMENTAL INDENTURE, dated as of March 26, 2018 (the “First Supplemental Indenture”), between AVALONBAY COMMUNITIES, INC., a corporation organized under the laws of the State of Maryland (herein called the “Company”), and The Bank of New York Mellon, a corporation organized and existing under the laws of the State of New York, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore delivered to the Trustee an Indenture dated as of February 23, 2018 (the “Indenture”), which has been filed as an exhibit to the Company’s Registration Statement on Form S-3 (file no. 333-223183), filed on February 23, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, providing for the issuance from time to time of Debt Securities of the Company (the “Securities”) in an unlimited aggregate principal amount, including a series of debt securities entitled “Medium-Term Notes Due Nine Months or More from Date of Issue” currently limited to $1,000,000,000 in aggregate initial principal amount.

The Company wishes to amend and restate the definition of “Make-Whole Amount” in Section 101 of the Indenture, and the Company also wishes to amend and restate Section 1012(3) of the Indenture, as provided in this First Supplemental Indenture.

Section 901, including without limitation Sections 901(2), 901(11) and 901(16), of the Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to add to the covenants of the Issuer with respect to all or any series of Securities issued under the Indenture, to amend or supplement any provision contained in the Indenture or to make any change that would provide any additional rights or benefits to the Holders of Securities that does not adversely affect the legal rights under the Indenture of any Holder in any material respect, subject to certain limitations with respect to outstanding Securities.  This First Supplemental Indenture does not affect any outstanding Securities, and applies only to Securities issued on or after the date of this First Supplemental Indenture, which for the avoidance of doubt shall include the Company’s 3.45% Notes due 2048 ($300,000,000 principal amount) issued on the date of this First Supplemental Indenture.  The amendments herein do not and shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

The Trustee is willing to enter into this First Supplemental Indenture at the Company’s request, subject to compliance with Section 901 of the Indenture, as applicable.

The Board of Directors of the Company has previously duly adopted resolutions authorizing the Company to execute and deliver this First Supplemental Indenture.

All the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of any series of Securities (as defined in the Indenture) issued on or after the date hereof, as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Indenture.  This First Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.2.  Definitions.  For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1)           Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and

(2)           All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture.

ARTICLE TWO

AMENDMENT OF THE INDENTURE

SECTION 2.1.  Amendment and Restatement of the Definition of “Make-Whole Amount” in Section 101.  The definition of “Make-Whole Amount” in Section 101 of the Indenture is hereby amended and restated to provide as follows:

“Make-Whole Amount” means, if specified to be applicable to any series of Securities by or pursuant to this Indenture or any indenture supplemental hereto, or by or in such series of Securities in connection with the issuance of such series of Securities, or with respect to any optional redemption or accelerated payment of such series of Securities:  the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, calculated by the Issuer, excluding interest accrued to the date of redemption or accelereated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had been made on the applicable par call date specified with respect to such series of Securities (determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of redemption is given or declaration of acceleration is made, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had been made on the applicable par call date), in excess of the aggregate principal amount of the Securities being redeemed or paid.  The par call date, if any, shall be the date, specified by or pursuant to this Indenture or any indenture supplemental hereto, or by or in such series of Securities in connection with the issuance of such series of

Securities, on or after which the Redemption Price of such series of Securities shall not include a Make-Whole Amount.

SECTION 2.2  Amendment and Restatement of Section 1012(3).  Section 1012(3) of the Indenture is hereby amended and restated to provide as follows:

(3)  Debt Service Test. The Issuer will not, and will not permit any of our Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof..

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.1.  Ratification of Indenture.  Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.2.  Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3.  Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4.  Trustee.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows.]

IN WITNESS WHEREOF,  the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

AVALONBAY COMMUNITIES, INC.

		By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea
Chief Financial Officer

Attest:	/s/ Edward M. Schlman
Edward M. Schulman
Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

		By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President